Marathon Patent Group Adds Frank Knuettel II as Chief Financial Officer

ALEXANDRIA, VA--(Marketwired – May 16, 2014) - Marathon Patent Group, Inc. (OTCQB: MARA) ("Marathon" or the "Company"), a patent acquisition and monetization company, announced today the addition of Frank Knuettel II as the Company's Chief Financial Officer.

As a newly appointed member of the management team, Mr. Knuettel will be responsible for leading and managing all of the Company's corporate and managerial finance functions including planning, budgeting and analysis.

“With over fifteen years of experience as CFO at multiple different public and private technology firms, in addition to experience monetizing patents through licensing and enforcement, Mr. Knuettel is well suited for this position and will play a key role in supporting Marathon's growth and business development initiatives,” stated Doug Croxall, CEO and Chairman of Marathon.

Most recently, Mr. Knuettel was the Managing Director and CFO of Greyhound IP, which invests capital to cover the costs and expenses of patent litigation enforcement efforts brought by small companies and individual patent owners.

Mr. Knuettel received an MBA from The Wharton School at the University of Pennsylvania and a Bachelors from Tufts University.

Marathon Patent Group:

Marathon Patent Group, Inc. is a patent acquisition and monetization company. We acquire patents from a wide range of patent holders from individual inventors to Fortune 500 companies. Our strategy of acquiring patents that cover a wide-range of subject matter allows us to achieve diversity within our patent asset portfolio. We generate revenue with our diversified portfolio through actively managed concurrent patent rights enforcement campaigns. This approach is expected to result in a long-term, diversified revenue stream. To learn more about Marathon Patent Group, visit http://www.marathonpg.com/.

Forward Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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